Exhibit 23.7
Consent
     The undersigned hereby consents to being named in the Registration Statement filed by Critical Therapeutics, Inc. (“Critical Therapeutics”) on Form S-4 as having been selected for appointment to Critical Therapeutics’ Board of Directors following completion of the merger of Cornerstone BioPharma Holdings, Inc. into Neptune Acquisition Corp.

July 16, 2008	/s/ Christopher Codeanne

Christopher Codeanne